UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 6, 2011

UnionBanCal Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-15081	94-1234979

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
400 California Street
San Francisco, CA 94104-1302
(Address of principal executive offices) (Zip Code)
Tel. (415) 765-2969
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On June 6, 2011, Union Bank, N.A. (the “Bank”), the wholly-owned bank subsidiary of UnionBanCal Corporation, issued $300 million in aggregate principal amount of Floating Rate Senior Bank Notes due 2014 (the “2014 Notes”) and $700 million in aggregate principal amount of 3.00% Senior Bank Notes due 2016 (the “2016 Notes” and together with the 2014 Notes, the “Senior Notes”). The 2014 Notes were issued to purchasers at a price of 100% of their principal amount and the 2016 Notes were issued to purchasers at a price of 99.733% of their principal amount, resulting in aggregate net proceeds to the Bank, after dealer discount, of $994,931,000. The Senior Notes are not redeemable at the option of the Bank prior to maturity or subject to repayment at the option of the holders prior to maturity. The 2014 Notes will bear interest at a rate equal to three-month LIBOR plus 0.95% per annum and will mature on June 6, 2014. The 2016 Notes will bear interest of 3.00% per annum and will mature on June 6, 2016. Interest payments are due on the 2014 Notes on March 6, June 6, September 6 and December 6 of each year, commencing on September 6, 2011. Interest payments are due on the 2016 Notes on June 6 and December 6 of each year, commencing on December 6, 2011. The net proceeds from the sale of the Senior Notes will be used by the Bank for general corporate purposes in the ordinary course of its business.
The Senior Notes were issued as part of the Bank’s $4 billion bank note program under which the Bank may issue, from time to time, senior unsecured debt obligations with maturities of more than one year from their respective dates of issue and subordinated debt obligations with maturities of five years or more from their respective dates of issue. After issuing the Senior Notes, there is $1.150 billion available for issuance under the program.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: June 9, 2011

UNIONBANCAL CORPORATION
By:	/s/ Morris W. Hirsch
Morris W. Hirsch
Senior Executive Vice President and General Counsel